Exhibit 99.1

FOR IMMEDIATE RELEASE

Primus Guaranty Reports Third Quarter 2007 Financial Results

•	Third quarter 2007 Economic Results were $12.6 million
•	GAAP net loss, mainly reflecting changes in fair value of our credit swaps, was $128.4 million for the third quarter 2007
•	Strong new transaction volume of $2.8 billion, the highest quarterly transaction volume since becoming a public company in 2004
•	Credit protection premium revenues up 23% year over year
•	Company to discontinue Harrier Credit Strategies Fund

Hamilton, Bermuda – November 6, 2007 – Primus Guaranty, Ltd. (“Primus Guaranty”) (NYSE: PRS), a leading provider of credit protection, announced today a GAAP net loss of $128.4 million, or ($2.85) per diluted share for its third quarter 2007, compared with GAAP net income of $23.7 million, or $0.54 per diluted share for the third quarter of 2006. For the nine months ended September 30, 2007, the GAAP net loss was $159.7 million, or ($3.57) per diluted share, compared with GAAP net income of $69.5 million, or $1.56 per diluted share, for the nine months ended September 30, 2006.

The GAAP net loss in the third quarter primarily reflected unrealized market value changes in the company’s credit protection portfolio resulting from the widening in credit spreads. The company’s credit protection business employs a buy and hold approach. Quarterly fluctuations in the market value of the portfolio of credit swaps do not impact how the company manages this business nor do they have any direct impact on Primus Financial Products’ (“Primus Financial”) AAA/Aaa ratings. In addition, quarterly fluctuations in the value of a credit default swaps contract will net out to zero if the contract is held to maturity.

Economic Results

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company’s operations, Economic Results provide a useful, and more meaningful, alternative view of long-term trends in profitability.

During the third quarter of 2007, Economic Results were $12.6 million, or $0.28 per diluted share, compared with $12.7 million, or $0.29 per diluted share, in the third quarter of 2006. For the nine months ended September 30, 2007, Economic Results were $40.7 million, or $0.90 per diluted share, compared with Economic Results of $36.8 million, or $0.83 per diluted share, for the nine months ended September 30, 2006.

“The market turmoil in the quarter created attractive opportunities to grow our credit protection portfolio but it negatively impacted Harrier, our credit strategies fund,” said Mr. Thomas Jasper, Chief Executive Officer, Primus Guaranty, Ltd.

“New credit protection transaction volume was at its highest level since becoming a public company in 2004. In addition to strong growth, the business also generated excellent returns. We continued to focus portfolio growth on higher quality corporate reference entities – those rated A+ and better – and as a result overall credit quality on our $20 billion portfolio improved.”

“Given the current market environment and the challenges we face in raising third-party capital for Harrier, we have decided to discontinue this fund. We intend to reallocate the capital invested in Harrier to our credit protection business.”

“As we move forward, our focus will be on executing our growth strategy by continuing to build out our credit protection and asset management businesses. We continue to manage our business for the long-term. There will be opportunities and challenges for us in these very volatile markets, but we believe that our financial strength, industry expertise and strong operating platform position us well to create value for our shareholders.”

Third Quarter Revenues

Economic revenues for the third quarter 2007 were $29.0 million, an increase of 11.5% from $26.0 million in the year-earlier quarter.

Contributing to the growth in Economic revenues was a 23.2% increase in premium income from Primus Financial’s credit swaps sold to $22.3 million in the third quarter of 2007, compared with $18.1 million in the same period of 2006. The increase reflects the continued growth of Primus Financial’s credit swap portfolio to $20.4 billion.

Realized losses on the Primus Financial portfolio of credit swaps sold were $144 thousand in the third quarter of 2007, compared with $1.6 million for the same period of the prior year. The realized losses incurred during the three months ended September 30, 2007 and 2006 were primarily the result of our decision to reduce our exposure to a limited number of reference entities against which we had sold credit protection. From inception to date, there have been no credit events in our portfolio of credit swaps sold.

In April 2007, Primus Guaranty formed Harrier Credit Strategies Fund (“Harrier”). During the second quarter of 2007, the company transferred the investment and trading portfolio of PRS Trading Strategies to Harrier. Harrier trading losses, excluding interest income on its cash, cash equivalents and investments, were $6.5 million for the third quarter 2007. Harrier’s third quarter 2007 results primarily reflect losses in our credit arbitrage trading activity, which had been negatively impacted by the illiquidity in these markets. All components of Harrier revenues are included in our Economic Results.

Following the close of the quarter, the company decided to discontinue the fund’s operations, and expects to unwind its remaining positions. The company intends to reallocate approximately $65 million of capital it has invested in the fund to support the continued growth of its credit protection business. Primus expects to take a charge in the range of $2-3 million in the fourth quarter in connection with severance and capitalized software costs related to the fund’s discontinuation.

Asset Management fees on our corporate investment grade synthetic CDOs and corporate loan related CLOs in the third quarter 2007 were $1.1 million, up from $542 thousand in the year-earlier quarter. The increase was primarily due to fees related to our two CLOs, Primus CLO, Ltd. and Primus CLO II, Ltd., which closed in December 2006 and July 2007, respectively.

Consolidated interest income for the third quarter of 2007 was $10.9 million, an increase of $3.8 million from the third quarter of 2006. The increase is primarily driven by higher investment yields and an increase in average invested balances. The average investment yield in the third quarter of 2007 increased to 5.18% from 4.40% in the same quarter of 2006. Weighted average investment balances were $839.6 million for the third quarter of 2007, compared with $648.1 million in the same quarter of 2006. The increase in invested balances was principally due to the proceeds of the $125 million senior notes offering by Primus Guaranty, Ltd. in December 2006.

GAAP revenues for the third quarter 2007 were negative $112.0 million, a decrease of $149.0 million from the year-earlier quarter. The decline in GAAP revenues is mainly attributable to increased unrealized mark-to-market losses on the portfolio of credit swaps, which is generally due to a widening in credit spreads. The unrealized mark-to-market loss in Primus Financial was $140.8 million in the third quarter of 2007, compared with a gain of $12.8 million in the year-earlier quarter.

Third Quarter Operating and Financing Expenses

Our operating expenses were $9.4 million in the third quarter of 2007, compared with $9.1 million in the third quarter of 2006. The increase was primarily due to higher salary, technology and data costs attributable to the expansion of our operating platform, offset partially by reduced performance-based incentive compensation expense.

Financing costs, comprising distributions on preferred shares and interest expense, were $7.0 million in the third quarter of 2007, compared with $4.3 million in the year-earlier quarter. The increase is primarily attributable to higher rates on our debt and preferred securities, in particular our auction rate debt and preferred, together with higher debt balances associated with the $125 million senior notes offering by Primus Guaranty in December 2006. All of the company’s outstanding debt and preferred securities is long-term, with the first maturity date due in 2021.

Nine Months ended September 30 Revenues

Economic revenues for the nine months ended September 30, 2007 were $91.0 million, an increase of 21.1% from $75.1 million in the year-earlier period.

Contributing to the growth in Economic revenues was a 19.2% increase in premium income from Primus Financial’s credit swaps sold. Premiums for the nine months ended September 30, 2007 increased to $60.9 million, compared with $51.1 million in the same period of 2006.

Realized losses on the Primus Financial portfolio of credit swaps sold were $2.4 million for the nine months ended September 30, 2007, compared with $2.5 million for the same period of the prior year. The realized losses incurred were primarily the result of our decision to reduce our exposure to a limited number of reference entities against which we had sold credit protection.

Harrier/PRS Trading Strategies trading losses, excluding interest income on its cash, cash equivalents and investments, were $6.3 million for the nine months ended September 30, 2007, compared with a trading loss of $209 thousand from the year-earlier period. All components of Harrier/PRS Trading Strategies revenues are included in our Economic Results.

Asset Management fees for the nine months ended September 30, 2007 were $2.4 million, an increase of $1.7 million from the same period in 2006. The increase was primarily due to fees related to our two CLOs, Primus CLO, Ltd. and Primus CLO II, Ltd., which closed in December 2006 and July 2007, respectively.

Consolidated interest income for the nine months ended September 30, 2007 was $31.2 million, an increase of $10.7 million from the year-earlier period. The increase is primarily driven by higher investment yields and an increase in average invested balances. The average investment yield in the first nine months of 2007 increased to 5.05 % from 4.29% in the same period of 2006. Weighted average balances were $822.6 million for the first nine months of 2007, compared with $639.2 million in the same period of 2006.

GAAP revenues for the nine months ended September 30, 2007 were negative $109.4 million, a decrease of $217.3 million from the year-earlier period. The decline in GAAP revenues is mainly attributable to increased unrealized mark-to-market losses on the portfolio of credit swaps. The unrealized mark-to-market loss in Primus Financial was $198.3 million in for the nine months ended September 30, 2007, compared with a gain of $37.4 million gain in the year-earlier period.

Nine Months ended September 30 Operating and Financing Expenses

Operating expenses, excluding financing costs, were $29.6 million for the nine months ended September 30, 2007, compared with $26.2 million in the same period of 2006. The increase in expenses is mainly attributable to the continued expansion of our business activities.

Financing costs, comprising distributions on preferred shares and interest expense, were $20.6 million in the nine months ended September 30, 2007, compared with $12.1 million in the year-earlier period. The increase is primarily attributable to higher short-term market interest rates, together with higher debt balances associated with the $125 million senior notes offering by Primus Guaranty in December 2006.

Credit Swap Portfolio - Primus Financial

At September 30, 2007, Primus Financial’s combined portfolio of credit swaps totaled $20.4 billion compared with $15.8 billion at December 31, 2006. The combined portfolio had a weighted average original premium of 44 basis points, a weighted average rating of A/A3, and an average remaining tenor of 3.7 years as of September 30, 2007.

Single Name Credit Swaps

At September 30, 2007, Primus Financial’s portfolio of single name credit swaps sold totaled $16.6 billion. The weighted average original premium on the $16.6 billion portfolio of single name credit swaps sold as of September 30, 2007 was 42.4 basis points. The portfolio had an average credit rating of A/Baa1, and represented 581 reference entities. The third quarter 2007 new transaction volume for single name credit swaps sold was $2.2 billion with a weighted average premium of 41.1 basis points, an average original tenor of 5.1 years, and an average credit rating of A+/A2. Of the $2.2 billion new transaction volume for single name credit swaps sold, $10 million was attributable to credit swaps against sub-investment grade reference entities (limited to the BB sector) at a weighted average premium of 187.5 basis points.

Tranches

At September 30, 2007, Primus Financial’s tranches sold totaled $3.7 billion, with a weighted average premium of 49.0 basis points and an average rating of AA+/Aa1. The third quarter 2007 new transaction volume for tranches sold was $600 million, with a weighted average premium of 59.8 basis points, an average original tenor of 7.1 years and an average rating of AAA/Aaa.

Credit Swaps on Asset-Backed Securities

At September 30, 2007, Primus Financial’s portfolio of credit swaps on asset-backed securities totaled $80 million, with a weighted average premium of 140.8 basis points and an average rating of A/Baa1. The third quarter 2007 new transaction volume for credit swaps on asset-backed securities was $5.0 million, with a weighted average premium of 280.0 basis points and an average rating of AA-/A2.

The company did experience some deterioration in the credit quality of its $80 million CDS on ABS portfolio during the quarter. The company is monitoring this situation closely and will keep shareholders informed of developments.

Balance Sheet

At September 30, 2007, total assets, on a GAAP basis, were $926.7 million, an increase of $24.2 million from December 31, 2006.

At September 30, 2007, net shareholders’ equity was $310.3 million, compared with $462.1 million at December 31, 2006. GAAP book value per basic share was $6.89 September 30, 2007, relative to $10.65 at December 31, 2006. Economic book value per basic share was $9.71 at September 30, 2007, relative to $8.92 at December 31, 2006.

Total cash, cash equivalents and available-for-sale investments at September 30, 2007 were $883.3 million, of which $678.7 million resides at Primus Financial.

Net unrealized losses on Primus credit and other swaps purchased and sold was $118.5 million at September 30, 2007, down from a $70.4 million gain at December 31, 2006. The change was primarily due to increases in market credit swap premium levels, which resulted in a net decrease in the value of the consolidated portfolio.

Earnings Conference Call

Primus Guaranty will host a conference call Tuesday, November 6, 2007 at 11 a.m. Eastern Standard Time to discuss its 3rd quarter 2007 earnings, which are scheduled for release between 7 a.m. and 9 a.m. Eastern Standard Time Tuesday, November 6, 2007. A copy of the earnings press release and financial supplement will be available in the Investor Relations section of the company’s website, located at www.primusguaranty.com.

The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ by dialing 866-356-4279 (domestic) and 617-597-5394 (international), Passcode 20199163.

A replay of the call will be available from Tuesday, November 6, 2007 at 1 p.m. Eastern Standard Time until Tuesday, November 27, 2007 at 5 p.m. Eastern Standard Time. To listen to the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), Passcode 79326794.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.’s website under “Investor Relations-Webcasts” or by clicking on www.primusguaranty.com

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC, and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody’s Investor Service, Inc. and AAA by Standard & Poor’s Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages a relative value credit fund as well as private investment vehicles, including two collateralized loan obligations and three synthetic collateralized debt obligations for third parties.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our Annual Report on Form 10-K, as filed with the SEC.

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Financial Condition

(in thousands except per share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$265,439	$204,428
Available-for-sale investments	599,257	584,911
Trading account assets	18,558	14,537
Accrued interest receivable	8,412	6,374
Accrued premiums and receivables on credit and other swaps	4,097	4,022
Unrealized gain on credit and other swaps, at fair value	14,856	73,330
Fixed assets and software costs, net	6,319	5,510
Debt issuance costs, net	7,043	7,399
Other assets	2,738	1,957
Total assets	$926,719	$902,468

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$3,297	$2,854
Accrued compensation	5,378	8,800
Interest payable	662	625
Unrealized loss on credit and other swaps, at fair value	135,052	2,931
Accrued premiums and payables on credit and other swaps	38,057	44
Trading account liabilities	9,888	1,002
Long-term debt	323,496	325,000
Other liabilities	2,046	600
Total liabilities	517,876	341,856

Preferred securities of subsidiary	98,521	98,521

Shareholders’ equity
Common shares, $0.08 par value, 62,500,000 shares authorized, 45,025,269 and 43,380,893 shares issued and outstanding at September 30, 2007 and December 31, 2006	3,602	3,470
Additional paid-in-capital	279,508	269,420
Warrants	—	612
Accumulated other comprehensive loss	(4,083)	(2,375)
Retained earnings	31,295	190,964
Total shareholders’ equity	310,322	462,091
Total liabilities, preferred securities of subsidiary and shareholders’ equity	$926,719	$902,468

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues
Net credit swap revenue (loss)	$(120,122)	$28,905	$(140,994)	$85,865
Premiums earned on financial guarantees	—	100	—	300
Asset management and advisory fees	1,097	542	2,383	709
Interest income	10,881	7,143	31,174	20,530
Other trading revenue (loss)	(3,887)	389	(1,920)	513
Foreign currency revaluation loss	—	(32)	(12)	(56)
Total net revenues (losses)	(112,031)	37,047	(109,369)	107,861
Expenses
Compensation and employee benefits	4,890	5,023	16,866	15,517
Professional and legal fees	1,355	1,361	3,794	3,645
Depreciation and amortization	387	649	1,334	1,846
Technology and data	1,286	726	3,241	1,546
Interest expense	5,315	2,831	15,036	7,933
Other	1,469	1,302	4,414	3,632
Total expenses	14,702	11,892	44,685	34,119
Distributions on preferred securities of subsidiary	1,702	1,437	5,563	4,206
Income (loss) before provision for income taxes	(128,435)	23,718	(159,617)	69,536
Provision (benefit) for income taxes	—	(14)	52	41
Net income (loss) available to common shares	$(128,435)	$23,732	$(159,669)	$69,495
Income (loss) per common share:
Basic	$(2.85)	$0.55	$(3.57)	$1.61
Diluted	$(2.85)	$0.54	$(3.57)	$1.56
Average common shares outstanding:
Basic	45,024	43,314	44,734	43,285
Diluted	45,024	44,341	44,734	44,410

Regulation G Disclosure

Economic Results

September 30, 2007

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company's operations, Economic Results provide a useful, and more meaningful, alternative view of long-term trends in profitability.

Economic Earnings per Diluted Share

(in 000’s except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
GAAP net income (loss)	$(128,435)	$23,732	$(159,669)	$69,495
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain)/loss - Primus Financial	140,820	(12,776)	198,333	(37,366)
Less: Realized gains from early termination of credit swaps sold - Primus Financial	(1,182)	(12)	(3,197)	(625)
Add: Amortization of realized gains from the early termination of credit swaps sold - Primus Financial	1,399	1,777	5,232	5,274
Net Economic Results	$12,602	$12,721	$40,699	$36,778
Economic earnings per diluted share	$0.28	$0.29	$0.90	$0.83
Economic weighted average common shares outstanding - diluted
	45,206	44,341	45,130	44,410

Economic Book Value per Share

	September 30, 2007	December 31, 2006
GAAP Shareholders’ Equity	$310,322	$462,091
Adjustments:
Add: Accumulated other comprehensive (income)/loss	4,083	2,375
Less: Unrealized fair value of credit swaps sold (gain)/loss - Primus Financial	127,811	(70,522)
Less: Realized gains from early termination of credit swaps sold - Primus Financial	(33,280)	(30,083)
Add: Amortized realized gains from the early termination of credit swaps sold - Primus Financial	28,234	23,002
Economic Shareholders’ Equity	$437,170	$386,863
Economic book value per share - outstanding	$9.71	$8.92
GAAP book value per share - outstanding	$6.89	$10.65
Common shares outstanding	45,024	43,381